Exhibit 10.4

This Agreement has been prepared by Dundas & Wilson CS LLP (“D&W”) in the course of its acting for Clyde Blowers Capital S.à r.l, SCF-VI Offshore L.P and the Management (as defined herein) (together “Our Clients”).  D&W is not responsible to anyone other than Our Clients for providing the protections afforded to our clients generally or for providing advice in relation to the Agreement.  You are advised that the signature of the Agreement may have legal consequences and that you should consider taking independent legal advice before signing it.

SHARE PURCHASE AGREEMENT

between

(1) CLYDE BLOWERS CAPITAL S.À R.L.

(2) SCF-VI OFFSHORE L.P.

(3) APPLEBY NOMINEES (JERSEY) LIMITED

(4) THE MANAGEMENT

(5) SPX CORPORATION

and

(6) THE RESTRICTED PERSONS

Relating to the sale and purchase of the whole of the issued share capital of

CLYDE UNION (HOLDINGS) S.À R.L.

Dated:

24 August 2011

Ref: OM/GMB/CLY039.0002

Northwest Wing	Saltire Court	191 West George Street
Bush House, Aldwych	20 Castle Terrace	Glasgow
London WC2B 4EZ	Edinburgh EH1 2EN	G2 2LD
Tel:+44(0)20 7240 2401	Tel:+44(0)131 228 8000	Tel:+44(0)141 222 2200
Fax:+44(0)20 7240 2448	Fax:+44(0)131 228 8888	Fax:+44(0)141 222 2201

INDEX

1.	Definitions and Interpretation	5
2.	Sale and Purchase of Shares	14
3.	Consideration	14
4.	Conditions	16
5.	Interim Period	17
6.	Completion	17
7.	Warranties	18
8.	Purchaser’s Undertakings	20
9.	Change of Name	23
10.	Pensions	24
11.	Release of Letters of Credit	24
12.	Confidentiality	24
13.	Announcements	25
14.	Further Assurance	25
15.	Time of the Essence	25
16.	Notices	25
17.	Assignment	28
18.	Costs	29
19.	Entire Agreement	29
20.	Variation	29
21.	Survival of Provisions	29
22.	Invalidity	30
23.	Waivers	30
24.	No Set Off	30
25.	Counterparts	30
26.	Governing Law and Jurisdiction	30
27.	Rights of Third Parties	30
28.	Service of Process	31
29.	Execution	31
Schedule 1		32
Section 1 The Sellers		34
Section 2 The Management		37
Section 3 The Restricted Persons		38
Schedule 2 Particulars of the Company and Subsidiaries		40
Section 1 Particulars of the Company		40
Section 2 Particulars of the Subsidiaries		42
Schedule 3 Completion		84
Section 1 Completion Documents		84

THIS AGREEMENT is made on 24 August 2011

AMONG

(1)                                 CLYDE BLOWERS CAPITAL S.À R.L a private limited liability company (“société a responsibilité limitée”) incorporated in Luxembourg (registered number B141248) and having its registered address at 37 Rue d’Anvers L-1130, Luxembourg (“Clyde”);

(2)                                 SCF-VI OFFSHORE L.P. a limited partnership registered in the Cayman Islands and having its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“SCF”);

(3)                                 APPLEBY NOMINEES (JERSEY) LIMITED a company incorporated in Jersey (registered number 3051), whose registered office is at PO Box 207, 13-14 Esplanade, St Helier, Jersey, JE1 1BD (“Appleby”);

Clyde, SCF and Appleby are hereinafter collectively referred to as the “Sellers”

(4)                                 THE PERSONS whose names and addresses are set out in Section 2 of Schedule 1 (the “Management”);

(5)                                 SPX CORPORATION a company incorporated in Delaware, USA and having its principal place of business at 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277, United States (the “Purchaser”); and

(6)                                 THE PERSONS whose names and addresses are set out in Section 3 of Schedule 1 (the “Restricted Persons”).

INTRODUCTION

A.                                  CLYDE UNION (HOLDINGS) S.À R.L is a private limited liability company (“société a responsibilité limitée”) incorporated in Luxembourg (registered number B140256), (the “Company”) details of which are set out in Section 1 (Particulars of the Company) of Schedule 2.

B.                                    Clyde and SCF are the legal and beneficial owners of approximately 96.89 per cent of the issued share capital of the Company and, as such, have the right, power and authority to sell and transfer the Shares shown adjacent to their names in column 2 of Section 1 (The Sellers) of Schedule 1 in the manner contemplated by this Agreement.

C.                                    Appleby is the legal owner of approximately 3.11 per cent of the issued share capital of the Company and, as such, has the right, power and authority to sell and transfer the ownership of the Shares shown adjacent to its name in column 2 of Section 1 (The Sellers) of Schedule 1 in the manner contemplated by this Agreement.

D.                                   The Sellers have agreed to sell and the Purchaser has agreed to purchase the Shares on the terms and subject to the conditions of this Agreement.

E.                                    The Management are joining in this Agreement, inter alia to give the restrictive covenants set out in Clause 8.4.2, the warranties set out in Schedule 5 (The Management Warranties) and the undertakings set out in Schedule 10 (Interim Period).

F.                                     The Restricted Persons are joining in this Agreement to give the restrictive covenants set out in Clause 8.4.3.

NOW IT IS AGREED as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                                In this Agreement, unless the context otherwise requires, the following words and phrases have the meanings stated:

Additional Period has the meaning ascribed to it in Clause 7.9.

Affiliate means, in relation to any body corporate (whether or not registered in the United Kingdom), any holding company or subsidiary of such body corporate or any subsidiary of a holding company of such body corporate;

Appleby Assigned Amount shall have the meaning ascribed to it in paragraph 2.1.3(a)(i) of Schedule 8 (Limitations on Liability);

Appleby Warranties means the warranties contained in Schedule 4 (except paragraphs 2.1.1 and 2.2);

Applicable Law means, with respect to any Person, property, transaction, event or other matter, (a) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, Order or other requirement having the force of law; or (b) any policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law (collectively, the “Law”) relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation;

Asbestos Liabilities means any Liabilities, claim, demand, debt, liability, obligation or litigation asserted against any member of the Group, whether in negligence, strict liability, tort, products liability, breach of warranty or any other legal or equitable theory, arising out of or resulting from death, bodily injury, sickness, disease or other personal injury or health condition of or to individuals caused, or alleged to have been caused, by: (a) exposure prior to the Completion Date to asbestos-containing products, components or parts that were engineered, designed, manufactured or sold by such Group Company prior to the Completion Date; or (b) exposure prior to the Completion Date of employees, independent contractors or former employees or independent contractors of any  Group Company to asbestos or asbestos-containing materials on Group Company real properties or any formerly owned or leased real property of any Group Company.  For purposes of this definition, the term “independent contractor” shall mean: (i) a natural Person engaged by a Group Company under a contract of service or apprenticeship; or (ii) a natural Person employed or engaged by a subcontractor to a Group Company, which natural Person provided services to such Group Company pursuant to such subcontract relationship;

Bank Club means the lenders under the Senior Facilities Agreement comprising Bank of Scotland plc, Barclays Bank plc, HSBC Bank plc, The Royal Bank of Scotland plc, DNB Nor Bank ASA and Santander UK plc;

Bank Debt means all debt due by the Group to the Bank Club pursuant to the Senior Facilities Agreement (excluding, for the avoidance of doubt, any Letters of Credit) (it being noted that this debt is expressed in different currency amounts and Clyde and the Purchaser shall liaise prior to Completion to determine the most efficient method of ensuring that all such debt is discharged at Completion);

Beneficial Owners means the persons identified as such in Section 1 (The Sellers) of Schedule 1.

Business Confidential Information means all information not publicly known, used in or otherwise relating to any Group Company’s business, customers, or financial or other affairs, including information relating to (a) trade secrets, know-how, ideas, computer systems and computer software; (b) future projects, business development or planning, commercial relationships and negotiations; and (c) the marketing of goods or services including customer names and lists, sales targets and statistics, provided that Business Confidential Information shall not include any information concerning the business model of Clyde;

Business Day means 9.00am to 5.00pm on any day (other than a Saturday or Sunday or a public holiday) on which clearing banks are open for the transaction of normal banking business in London and in Luxembourg;

Capital Expenditure Plan means the capital expenditure plan set out in Schedule 14;

Cash means the cash and cash equivalents held by or on behalf of any of the Group as at Completion as evidenced by the Group Cash Book Balance and for the avoidance of doubt “Cash” shall include cash or cash equivalents in any account in which cash or cash equivalents have been withheld or otherwise set aside for the benefit of an applicable Tax Authority to satisfy Taxes or for the benefit of another Governmental Authority;

Cathcart Property means 149 Newlands Road, Glasgow G44 4EX together with the recreational property at Albert Park, Glasgow;

Claim means a claim by the Purchaser under or in relation to the Warranties;

Clyde Assigned Amount has the meaning ascribed to it at paragraph 2.1.3(a) of Schedule 8 (Limitations on Liability);

Company means Clyde Union (Holdings) S.à r.l, details of which are set out in Section 1 (Particulars of the Company) of Schedule 2;

Completion means the completion of the sale and purchase of the Shares in accordance with Clause 6 (Completion);

Completion Date means the date on which Completion occurs;

Completion Net Debt means the Net Debt Calculation at Completion as determined in accordance with Schedule 11 (Net Debt Calculation);

Conditions means the conditions set out in Schedule 9 (The Conditions) and references to a Condition shall be construed accordingly;

Confidential Information means all information relating to the subject matter, provisions or negotiation of this Agreement (including Business Confidential Information);

Consideration means the consideration payable for the Shares set out in Clause 3 (Consideration), including any balancing payments in accordance with Clauses 3.5.3 or 3.5.4 and/or in accordance with Schedule 13 (Expert);

Consideration Breakdown has the meaning ascribed in paragraph 13 of Section 1 (Completion Documents) of Schedule 3;

CTA 2010 means the Corporation Tax Act 2010;

Database means:

(a)                                   all materials relating to Pump Packages (including drawings, general and sectional arrangements, component drawings, bills of materials, internal sales order documents, contract files, manuals, technical specifications and design files, test schedules and similar materials); and

(b)                                  the library known as “e-standards” being an electronic library of technical information covering design, hydraulics, information and methods;

DB Pension Scheme means the DB Union Pension Plan;

DBGS means David Brown Gear Systems Limited, a company incorporated in England and Wales with registered number 06624684;

Debt means without duplication and to the extent not paid prior to Completion (a) the principal amount of the Bank Debt as of Completion, other than contingent liabilities under uncalled letters of credit, performance guarantees or the like (“Completion Bank Debt”), (b) the principal amount of any other debt of the Group as of Completion which is evidenced by a note, bond (which for the avoidance of doubt does not include any Letter of Credit which has not been called or drawn upon), debenture or similar instrument, (“Note/Bond/Debenture Debt”) (c) all finance lease obligations of the Group as of such date calculated in accordance with the accounting policy used in the preparation of the statutory accounts of the Group for the year ended 31 December 2010 (“Finance Lease Debt”) (provided that the actual finance leases relating thereto shall not be discharged), (d) the amount of US$3,000,000 (plus all accrued or unpaid interest (if required)), being the amount of the deferred consideration due by the Group in respect of the acquisition of the S&N Group (“Deferred Consideration”), (e) all obligations due to the Sellers and their Affiliates that are not a Group Company (including for the avoidance of doubt amounts due to Clyde and Clyde Blowers Capital IM LLP which shall all be settled pre Completion but excluding sums due to such Affiliates in the ordinary course of trading and at arms’ length) (“Sellers’ Debt”), (f)  US$2,394,596 due to DBGS in respect of the working capital adjustment in respect of Project Bond (“DBGS Debt”), (g) break costs arising in respect of interest rate swaps on repayment of the Bank Debt (“Break Costs”), (h) all accrued and unpaid interest and pre-payment fees or penalties as of Completion in respect of the foregoing Debt (“Accrued Interest”), (i) liabilities of the Group under interest rate swaps (“Swaps”), (j) liabilities of the Group under derivatives other than forward contracts that offset currency risk that relate to trading activities (“Derivatives”), (k) any success fees arising as a result of the transaction set out in this Agreement and change of control payments to employees, consultants, advisors and agents (“Transaction Debt”) (l) any amount payable under the Textron Agreement in relation to potential tax benefits deriving from the pension contributions made by Textron (“Bond Tax Benefit Debt”) and (m) the sum of £860,000 in respect of an agreed payment relating to the DB Pension Scheme (“Pension Contribution”).  For the avoidance of doubt, “Debt” shall not include and there shall be excluded from the foregoing paragraphs any sums which comprise (i) trade or similar accounts payable incurred in the ordinary course of business (including, trade or other accounts payable from or to a Group Company, on the one hand, and the Sellers, on the other hand), (ii) accrued liabilities which are not interest bearing obligations, except as specifically set forth in paragraphs (a) to (l) above, (iii) Pension Liabilities (save for the Pension Contribution), (iv) Environmental Liabilities; (v) Asbestos Liabilities, (vi)  Letters of Credit which have not been called or drawn upon or any obligations secured by a letter of credit, surety bonds or performance guarantees, (vii) advance and/or progress payments invoiced to customers in accordance with normal contractual terms, (viii) current and deferred Tax, (ix) amounts due to DBGS from Clyde Union DB Limited in respect of the DB Pension Scheme as set out in a deed dated 26 November 2008 and which relate to the amounts due from DBGS under a Promissory Note dated 12 November 2008; (x) warranty and/or liquidated damages and other contactual (whether contingent or realised) Liabilities relating to customer contracts; (xi) “mark to market” accounting Liabilities in respect of foreign currency forward contracts in respect of contractual payments and receipts undertaken in the normal course of business; (xii) all capital expenditure commitments entered into by the Group as at Completion (including but not limited to any obligation in respect of the acquisition of the Cathcart Property); or (xiii) any intra group debt between or among the Company and any of its Subsidiaries;

Directors means the persons specified as directors of the Company and each of the Subsidiaries in Section 1 (Particulars of the Company) and Section 2 (Particulars of the Subsidiaries) of Schedule 2 (the expression “Director” meaning any of them);

Disclosed means facts, matters or other information fully, fairly and clearly disclosed by or in the Disclosure Letter, or the Supplemental Disclosure Letter in each case in such a manner and with such accuracy and detail so as to enable a reasonable purchaser to make an informed assessment of the fact, matter or information concerned, its nature and effect;

Disclosure Letter means the letter having the same date as this Agreement from the Management to the Purchaser qualifying the Management Warranties, the receipt of which has been acknowledged by the Purchaser or on its behalf by the Purchaser’s Solicitors together with the documents attached thereto or referred to therein;

Employees means the employees of each Group Company;

Encumbrance means any charge, mortgage, standard security, floating charge, pledge, hypothecation, hypothec and any lien, assignment, option, restriction, claim, right of pre-emption, right of first refusal, third party right or interest, other encumbrance or security interest of any kind, or other type of preferential arrangement (including a title transfer or retention arrangement) having similar effect;

Environmental Liabilities means any Liabilities arising out of any Environmental Law;

Environmental Law means Applicable Law in respect of the natural environment, public or occupational health or safety, and the manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Substances;

Foreign Exchange Contracts means the foreign exchange contracts listed in Section 2 (Letters of Credit and Foreign Exchange Contracts) of Schedule 12 (as updated by the Sellers immediately prior to Completion);

Good Leaver means any person (“Relevant Employee”) who ceases to be employed by a member of the Group and any of the following apply:

(a)            they have been unfairly dismissed (other than where the Relevant Employee succeeds in their claim for unfair dismissal (including any appeal) because the dismissal is unfair solely as a result of a procedural breach on the part of the relevant Group Company in the termination process);

(b)           they have been wrongfully dismissed;

(c)            they have been made redundant; or

(d)           they have been constructively dismissed as agreed by the relevant Group Company or as determined by an employment tribunal or relevant court;

Governmental Authority means:

(a)            any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

(b)           any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(c)            any court, tribunal, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and

(d)                                  any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

Group means the Company and the Subsidiaries;

Group Cash Book Balance means the aggregate of the balances of the cash books held by each Group Company as at Completion;

Group Company means the Company or any of the Subsidiaries;

Hazardous Substance means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual and includes any contaminant, waste, substance or material defined by Environmental Law as hazardous, toxic or dangerous or any other substance or material prohibited, regulated or reportable pursuant to any Environmental Law;

IFRS means International Financial Reporting Standards as adopted within the European Union;

Interim Period means the period from the Signing Date to the Completion Date;

Interim Period Obligations means the obligations during the Interim Period as set out in Clause 5 and Schedule 10 (Interim Period);

Key Employees means Thomas Burley, Allan Dowie, Chadwick Tuttle, Stephen Gilbey, Crawford Gorrie, Shakil Ahmed, John Ian Morrison, Brian Scorer, Daniel Holstegge, Graham Robertson, Zillah Doyle, John Fleming, Mark Hannigan, Francis Barrett, Michel Fouche, Christina Dorett, Brian Edwards, Simon Whittaker, Donald McIvor, Gary Dyson, Dick McAdam, Rakesh Amol, Thomas James Brown, Tony Przybylek and  Julio Cesar Damião;

Letters of Consent has the meaning ascribed in paragraph 9 of Section 1 (Completion Documents) of Schedule 3;

Letters of Credit means any bond, letter of credit, guarantee, surety or other instrument issued by a third party and listed in Section 1 (Letters of Credit) of Schedule 12 (as updated by the Sellers immediately prior to Completion);

Liabilities means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable and Liability shall be any one of these;

Management means the persons whose names and addresses are set out in Section 2 (The Management) of Schedule 1;

Management Warranties means the warranties in Schedule 5.

Material Adverse Effect means any event, circumstance or change (including any breach of this Agreement) which is materially adverse to the business, properties,  prospects, results of operations or financial condition of the Group as a whole; provided, however, that “Material Adverse Effect” shall not include the following nor shall any of the following be taken into account in determining whether there has been a “Material Adverse Effect”: any effect, change or development attributable to or resulting from (a) the announcement of this Agreement or the transactions contemplated hereby or the pendency or consummation of the transactions contemplated by this Agreement, (b) any change in relationship with any employee (including any loss of employees), customer, supplier, joint venture partner, third party service provider or other contract counterparty that is attributable to the Purchaser or any of its Affiliates, this Agreement or the transactions contemplated hereby, or the public announcement or the transactions becoming public as contemplated by this Agreement, (c) any act or omission of the Sellers or the Group carried out (or omitted to be carried out) pursuant to this

Agreement or with the prior written consent of the Purchaser, or taken or omitted to be taken at the specific written request of the Purchaser, (d) actions or omissions of the Purchaser, (e) events affecting the United States, European, Asian or global economies or the conditions of any financial, banking, debt, capital or securities markets (including any disruption thereof and any decline in the price of any security or any market index), unless such events have a materially disproportionate effect on the financial condition or results of operations of the Group, (f) any adverse change in general business or economic conditions or in conditions generally affecting any industry in which any Group Company competes unless such change has a materially disproportionate effect on the financial condition or results of operations of the Group, relative to other affected persons in such industry, or (g) any change in law, rule, regulation, IFRS or accounting standards applicable to the Group or in the interpretation thereof by any Governmental Authority or, in the case of IFRS or other accounting standards, by the relevant standards setting organisation;

Net Debt Calculation means the calculation of the Completion Net Debt prepared in accordance with Schedule 11 (Net Debt Calculation);

Net Debt Projection shall have the meaning ascribed to it in Clause 3.5.1;

Order means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority;

Pension Liabilities means the Liabilities of the Group in respect of any pension or medical plan it operates which is a Benefit Plan (as defined in paragraph 11.1 of Schedule 5 of this Agreement), including, for the avoidance of doubt, any unfunded pension plan or medical plan Liabilities;

Person is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organisation, a Governmental Authority, and the executors, administrators or other legal representatives of an individual in such capacity;

Project Bond means the acquisition by the Sellers (other than Appleby) of certain businesses and companies from Textron Inc pursuant to the Textron Agreement;

Pump Packages means the pump equipment or other products (including but not limited to pump, base plates, motor, gear box, couplings, seals and instrumentation) (a) originally designed and/or manufactured by any Group Company in the period of five years prior to Completion; and (b) any pump equipment or other products currently being developed or designed by any Group Company;

Purchaser’s Documents means the documents (other than this Agreement) to be executed by the Purchaser at Completion referred to in Clause 6.3.2 and set out in Section 3 (Purchaser’s Documents) of Schedule 3;

Purchaser’s Group means the Purchaser and any of its Affiliates (including each Group Company);

Purchaser’s Solicitors means Eversheds LLP of 1 Wood Street, London EC2V 7WS;

Purchaser’s Solicitors Bank Account means Eversheds Client Account, Sort Code: 40-03-28, Account Number: 10480223;

Purchaser’s Warranties means the warranties contained in Schedule 6 (Purchaser’s Warranties);

Relevant Customer means any person who at any time during the period of twelve months immediately preceding Completion was (a) in negotiation with any Group Company for the supply by any Group Company of goods or services (b) a client or customer of any Group Company and/or (c) in the habit of dealing with any Group Company.

Relevant Individuals means James McColl, Thomas Burley, Allan Dowie, Chadwick Tuttle, Stephen Gilbey, Crawford Gorrie, Shauna Powell, Shakil Ahmed, John Ian Morrison, Brian Scorer, Daniel Holstegge, Graham Robertson, Zillah Doyle, John Fleming, Mark Hannigan, Francis Barrett, Michel

Fouche, Christina Dorett, Brian Edwards, Simon Whittaker, Donald McIvor, Gary Dyson, Dick McAdam, Rakesh Amol, Thomas James Brown, Clare-Frances Bradshaw and John Strang.

Relevant Products or Services means products or services which are competitive with or of the type supplied by any Group Company at any time during the period of five years immediately preceding Completion;

Restricted Entities means any business which operates in the same markets and sells or manufactures the same or similar products as the Pump Packages and for the same applications;

Restricted Persons means the persons whose names and addresses are set out in Section 3 (The Restricted Persons) of Schedule 1;

Right to Remedy has the meaning ascribed to it in Clause 7.9;

S&N Group means S&N Pump Company Inc., S&N international LLC, S&N Pump Africa Ltda, S&N Pump Middle East LLC, S&N Pump Rewind Limited, and S&N Pumps Middle East FZE Dubai;

SCF Assigned Amount has the meaning ascribed to it at paragraph 2.1.3(c) of Schedule 8 (Limitations on Liability);

Sellers’ Groups means each of the Sellers and any of their respective Affiliates but excluding each Group Company;

Sellers’ Solicitors means Dundas & Wilson C.S. LLP of 191 West George Street, Glasgow G2 2LD;

Sellers’ Solicitors Bank Account means Clydesdale Bank, 120 Bath Street, Glasgow G2 2EN, Dundas & Wilson Client Account, Sort Code: 82-47-07, Account Number: 10351012;

Senior Facilities Agreement means the senior facilities agreement originally dated 10 September 2008 as amended and restated from time to time among, amongst others, Clyde Union S.à r.l and the Bank Club;

Seller Warranties means the warranties contained in Schedule 4;

Signing Date means the date of signing of this Agreement;

Shares means the 3,116,552 class A to J corporate units of £1 each in the capital of the Company comprising the whole of the issued share capital of the Company, as set out in column 2 of Section 1 (The Sellers) of Schedule 1;

Subsidiaries means the direct or indirect subsidiaries of the Company and S&N Pump Middle East LLC details of which are set out in Section 2 (Particulars of the Subsidiaries) of Schedule 2 and references to a Subsidiary include a reference to each of the individual subsidiaries and S&N Pump Middle East LLC;

Supplemental Disclosure Letter means the letter from the Management to the Purchaser qualifying the Management Warranties as given immediately prior to Completion and containing:

(a)            repetition of the information Disclosed in the Disclosure Letter;

(b)           information in relation to matters, facts or circumstances which have arisen since the Signing Date;

(c)            factual and numerical updates to the information Disclosed in respect of Management Warranties which have arisen since the Signing Date provided that such updates do not correct any errors in the Disclosure Letter;

(d)           updated list of Foreign Exchange Contracts;

(e)            updated list of Letters of Credit; and

(f)            any event, circumstance or change that constitutes a Material Adverse Effect.

Tax or Taxes means all forms of taxation (excluding business rates) and any duty, contribution, impost, levy or charge in the nature of tax (including any related interest, fine or penalty) save to the extent that such interest, fine or penalty is attributable to the unreasonable delay or default penalty of the Purchaser or the Company after Completion;

Tax Authority means HM Revenue & Customs and any other local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or person anywhere in the world competent to impose, administer or collect Tax;

Termination Date means the date which is (a) 120 days after the Signing Date, or (b) the expiry of the Additional Period as specified in Clause 7.9 after such period of 120 days (but not more than 150 days after the Signing Date) in the event a Right to Remedy is exercised in accordance with Clause 7.9;

Textron Agreement has the meaning in Clause 8.8; and

Warranties means the Seller Warranties and the Management Warranties and references to a “Warranty” shall be construed accordingly.

1.2           In this Agreement, unless the context otherwise requires, the following words and phrases are to be interpreted as set out below.

1.2.1           Agreed form

References to any document being in the “agreed form” mean that document in the form agreed between and, for the purposes of identification only, signed or initialled by or on behalf of, the Sellers and the Purchaser.

1.2.2           Statutory provisions

References to statutory provisions, enactments or European Community directives shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision, enactment or directive (whether before or after the Signing Date), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision, enactment or directive, unless any such change imposes upon any party any liabilities or obligations which are more onerous than as at the Signing Date.

1.2.3           Words and phrases from the Companies Act 2006

The words “company”, “body corporate”, “parent undertaking”, “subsidiary undertaking”, “holding company” and “subsidiary” shall have the meanings given in the Companies Act 2006 but with reference to the interpretation of a “holding company” and “subsidiary”, a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c) of the Companies Act 2006, as a member of another company even if its shares in that other company are registered in the name of (a) another Person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee. Unless the context otherwise requires, the application of the definition of “parent undertaking”, “subsidiary undertaking”, “holding company” or “subsidiary” to any undertaking or company at any time shall apply to the undertaking or company as it is at that time.  Any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept or thing will in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and any English statutory provision will be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.2.4           Importation of words

Except where the context specifically requires otherwise: words importing one gender shall be treated as importing any gender; words importing individuals shall be treated as importing corporations and vice versa; words importing the singular shall be treated as importing the plural and vice versa; and words importing the whole shall be treated as including a reference to any part thereof.

1.2.5           General and specific words

The meaning of general words shall not be restricted by any particular examples preceding or following those general words.

1.2.6           Headings

The clause and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.

1.2.7           Incorporation of the schedules

The Schedules are incorporated into and form part of this Agreement as if set out in full in this Agreement and a reference to “this Agreement” includes a reference to the Schedules.

1.2.8           References to agreement

References to “this Agreement” includes this Agreement as amended or supplemented from time to time.

1.2.9           References to parties, clauses and the schedules

References in this Agreement and the Schedules to the “Introduction” or to a “party”, “clause” or “schedule” are references respectively to the Introduction or the relevant party, clause or schedule of or to this Agreement.

1.2.10         Assignment

Subject to Clause 17 (Assignment), references to the parties include their respective successors and assigns or transferees.

1.2.11         Connected Person

A Person is deemed to be “connected” with another if that Person is so connected within the meaning of Section 1122 of the CTA 2010.

1.2.12         Knowledge, information and belief

Any statement which refers to the knowledge, information, belief or awareness of the Sellers or any similar expression is limited to the knowledge, information, belief or awareness which the Sellers actually have at the Signing Date or at the Completion Date (as relevant) after having made reasonable enquiries of, in the case of CBC, Shauna Powell, Keith Gibson and James McColl,  in the case of SCF, Peter Stuart and Anthony DeLuca, and, in the case of Appleby, Patrick Jones, and the Sellers shall not be required to make any enquiry of any other person nor be deemed to have made or been obliged to make any other enquiry of any nature whatsoever.  References to the knowledge, information, belief or awareness of Management or similar expression shall include such knowledge, information, belief or awareness as each member of the Management has or ought reasonably to have, given their position and responsibilities within the Group, had they made reasonable enquiries of the Relevant Individuals into the subject matter of the relevant statement given such position and responsibilities.

2.             SALE AND PURCHASE OF SHARES

2.1           Sale and purchase

On the terms and subject to the conditions set out in this Agreement:

2.1.1           each Seller shall sell the number of Shares shown adjacent to their name in Column 2 of Section 1 (The Sellers) of Schedule 1; and

2.1.2           the Purchaser shall purchase the Shares as at and with effect from Completion provided that the Purchaser may take title to the shares in the name of a Purchaser Group company (including a Purchaser Group company to be incorporated after the date of this Agreement) (the “Purchaser’s Nominee”).

2.2           Title

Each Seller shall at Completion sell the number of Shares shown adjacent to their name in Column 2 of Section 1 (The Sellers) of Schedule 1, to the Purchaser or the Purchaser’s Nominee with legal and beneficial ownership.  Each Seller shall do all it reasonably can to give the title it purports to give.

2.3           Rights attached to the shares

Each Seller shall sell the number of Shares shown adjacent to their name in Column 2 of Section 1 (The Sellers) of Schedule 1, free from all Encumbrances and the Purchaser shall purchase the Shares and each right attaching or accruing to the Shares at or after Completion including, the benefit of any dividends, distributions and rights declared, paid, created or arising.

2.4           Simultaneous purchase of shares

Notwithstanding the other provisions of this Clause 2, the Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

2.5           LPMPA

The provisions of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to the sale of the Shares and are herein excluded.

2.6           Pre-emption Rights

Each Seller irrevocably waives and undertakes to procure the irrevocable waiver of all rights of pre-emption and all other rights and restrictions whatsoever on transfer over or in respect of the Shares or any of them and the Shares in the Subsidiaries (or any of them) to which he or any other Person may be entitled under the articles of association of the relevant Group Company or otherwise.

2.7           In the period prior to Completion, Clyde will use reasonable endeavours to obtain the consent (where required) of any necessary parties who have finance leases with any Group Company to the proposed change of control of the Group.

3.             CONSIDERATION

3.1           Subject to any adjustment in respect of the Completion Net Debt as set out in Clause 3.5, the Consideration shall be an amount equal to:

3.1.1           £700,000,000 payable at Completion in the manner set out in Clause 6 (Completion); and

3.1.2           The Earn Out Payment as defined and set forth in Clause 3.2.

3.2           If the Annual 2012 Group EBITDA exceeds £65,000,000, the Sellers shall be entitled to an earn out payment (the “Earn Out Payment”) equal to the following formula:

Annual 2012 Group EBITDA less £65,000,000

£10,000,000                                                       x    50,000,000

provided that in no event shall the Earn Out Payment be less than zero or more than £50,000,000.

3.3           The Earn Out Payment, shall be calculated in accordance with the principles set out in Schedule 15 and, if any is payable, shall be paid within 10 Business Days after the date of the final determination of the Annual 2012 Group EBITDA in accordance with this Clause 3 and Schedule 15.

3.4           Apportionment

The Consideration shall be apportioned and divided between the Sellers in the proportions in which each of the Sellers hold their respective Shares set against their names in column 2 of Section 1 (The Sellers) of Schedule 1 (the approximate proportions being shown adjacent to their respective names in column 3 of Section 1 (The Sellers) of Schedule 1) but the Purchaser is under no obligation to see that the Consideration is so apportioned or divided between or paid to the Sellers.

3.5           Completion Net Debt

3.5.1           Within two Business Days after the day that the Purchaser notifies the Sellers in writing that the last of the Conditions has been fulfilled or waived, the Sellers shall provide to the Purchaser a projection of the Completion Net Debt (the “Net Debt Projection”) prepared by the Sellers, acting reasonably, in accordance with Schedule 11 (Net Debt Calculation) (the current figures contained therein being for illustrative purposes only) and after deducting all Cash applied against Net Debt in accordance with Clause 3.5.2  together with (without double counting) (1) cash in transit and unpresented payments, (2) the receivable/cash due from Clyde Union IMBIL Ltda to any Group Company (the “Brazil Receivable”) and (3) all of the cash in S&N Pump (Africa) Limitida (the “Angolan Cash”)) provided that the maximum amount of Brazil Receivable and Angolan Cash shall be £2.9million.  The Purchaser shall deduct from the Consideration the amount of the Net Debt Projection.  The Sellers shall notify to the Purchaser, in writing, the Completion Net Debt as at 5 pm on the Completion Date.

3.5.2           At Completion the Purchaser shall pay (or procure the payment of) the Bank Debt (the Seller having previously applied all available Cash (other than (1) cash in transit and unpresented payments, (2) the Brazil Receivable and (3) the Angolan Cash) to reduce the amount of the Bank Debt) as set out in the Net Debt Projection to the Bank Club (into such Bank Club accounts as notified to the Purchaser by the Sellers).

3.5.3           Subject to Clause 3.6, if the Completion Net Debt is less than the Net Debt Projection then any consequential shortfall in the Consideration paid on the Completion Date (which shortfall shall not exceed the difference between the Net Debt Projection and the Completion Net Debt) shall be paid to the Sellers by the Purchaser no later than seven Business Days after the Completion Date by electronic transfer to the Sellers’ Solicitors Bank Account for the account of the Sellers (the Sellers’ Solicitors being irrevocably authorised to receive the same on behalf of the Sellers) and payment to them will be a good and sufficient discharge to the Purchaser and the Purchaser will not be further concerned as to the application of the moneys so paid.

3.5.4           Subject to Clause 3.6, if the Completion Net Debt is more than the Net Debt Projection then any consequential overpayment in the Consideration paid on the Completion Date (which overpayment shall not exceed the difference between the Completion Net Debt and the Net Debt Projection) shall be paid to the Purchaser by the Sellers no later than seven Business

Days after the Completion Date by electronic transfer to the Purchaser’s Solicitors Bank Account for the account of the Purchaser (the Purchaser’s Solicitors being irrevocably authorised to receive the same on behalf of the Purchaser).

3.6          Net Debt Calculation

The Purchaser may, not later than ten Business Days after Completion, notify the Sellers in writing that it disagrees with the factual accuracy of the Net Debt Calculation and the Completion Net Debt as notified to the Purchaser pursuant to Clause 3.5.1 above.  Any such notification shall specify any areas of disagreement and any adjustments which are required in the opinion of the Purchaser to be made to the Net Debt Calculation and the Completion Net Debt.  If the Purchaser makes a notification pursuant to this Clause 3 then the provisions of Schedule 13 (Expert) shall apply and the provisions of Clauses 3.5.3 and 3.5.4 shall not apply.

3.7           Reduction in consideration

Any payment made by the Sellers to the Purchaser in respect of a breach of any of the Seller Warranties or the Appleby Warranties shall be and shall be deemed to be a reduction in the price paid for the Shares under this Agreement to the extent legally possible.

3.8           Failure to pay

If the Purchaser fails to make (whether in full or in part) any payment of the Consideration when due (including any payment under Clause 3.3 or 3.5.3 or Schedule 13 (Expert)) or fails to procure the repayment of the Bank Debt pursuant to Clause 3.5.2, or if any of the Sellers (whether in full or in part) fail to repay when due under Clause 3.5.4 and/or Schedule 13 (Expert), interest shall accrue on the unpaid amount at the rate of 4 per cent. per annum above the base rate from time to time of Barclays Bank plc from the due date for payment up to the date of actual payment (as well after as before judgment), accruing on a daily basis and on the basis of a 365 day year and compounded monthly.  The provisions of this Clause shall not prejudice any other rights or remedies of: (a) the Sellers for any breach of this Agreement by the Purchaser; and (b) the Purchaser for any breach of this Agreement by any of the Sellers.

4.             CONDITIONS

4.1           Conditions

Completion is conditional upon and subject to the Conditions being fulfilled or waived by the Purchaser (pursuant to Clause 4.4) on or before 12 noon GMT on the Termination Date.

4.2           Time limit for fulfilment and notification

The Purchaser shall use its reasonable endeavours to fulfil or procure the fulfilment of the Conditions as soon as practicable and in any event on or before 12 noon GMT on the Termination Date and shall notify the Sellers within two Business Days upon satisfaction of each such Condition.

4.3           Notification of non-fulfilment

Each of the Sellers and the Purchaser undertake to notify each other immediately of any event, circumstance or thing which arises or comes to their respective knowledge which prevents or might prevent any of the Conditions from being fulfilled on or before 12 noon GMT on the Termination Date.

4.4           Waiver

Notwithstanding Clauses 4.1, 4.2 and 4.3, the Purchaser shall be entitled by notice in writing given to the Sellers to waive, in whole or in part, compliance with the Conditions without prejudice to any other right or remedy available to it.

4.5           Non-fulfilment

If any of the Conditions has not been fulfilled or waived by the Purchaser on or before 12 noon GMT on the Termination Date, the Purchaser may in its absolute discretion and without prejudice to any other right or remedy available to it or the Sellers as the case may be:

4.5.1           defer Completion to a date not more than five Business Days after the Termination Date; and/or

4.5.2           waive the Condition(s).

5.             INTERIM PERIOD

5.1           Subject to Schedule 8 (Limitations on Liability), during the Interim Period, Clyde and the Management shall jointly and severally be liable to comply (in so far as they are lawfully able to do so) in all material respects and to use all reasonable endeavours to procure (in so far as they are lawfully able to do so) that each Group Company complies in all material respects with the provisions of Schedule 10 (Interim Period).

5.2           Subject to Schedule 8 (Limitations on Liability), during the Interim Period, SCF shall comply (in so far as it is lawfully able to do so) in all material respects and shall use all reasonable endeavours to procure (in so far as it is lawfully able to do so) that each Group Company complies in all material respects with the provisions of Schedule 10 (Interim Period).

5.3           From the Signing Date, the Purchaser and its accountants and agents shall be allowed reasonable access to the officers, employees, properties and all the books of account and other records of each Group Company in so far as such access is reasonably necessary and the Sellers (other than Appleby) shall supply, and will instruct the officers and employees of each Group Company to supply, any information reasonably required by the Purchaser or its accountants and agents relating to any Group Company. Such access and information shall be provided as soon as reasonably practicable and in any event within five Business Days of a written request being made by the Purchaser and received by the Sellers.  All access to employees shall be coordinated with Keith Mitchell of Clyde.

6.             COMPLETION

6.1           Time and Location

Completion of the sale and purchase of the Shares shall take place on the date falling five Business Days after the fulfilment or waiver by the Purchaser of the Conditions or on such later date as the Sellers and the Purchaser shall agree pursuant to this Agreement at the offices of the Sellers’ Solicitors (or at any other location as agreed upon by the Sellers and the Purchaser).

6.2           Action to be taken by Seller

At Completion the Sellers shall:

6.2.1           deliver or make available to the Purchaser each of the documents or items set out or referred to in Schedule 1 (Completion Documents) of Schedule 3 (noting in the case of Appleby it is only delivering item 9 in and items 1-3 in relation to that which is within their power);

6.2.2           procure that a board meeting of each Group Company is held at which the directors of each Group Company take all the necessary steps to effect the matters set out or referred to in Section 2 (Board Meetings) of Schedule 3; and

6.2.3           deliver to the Purchaser duly signed copy minutes of a board meeting of each Group Company including the matters set out or referred to in paragraphs 1 of Section 2 (Board Meetings) of Schedule 3.

6.3                              Action to be taken by Purchaser

Upon completion of the matters referred to in Clause 6.2 and subject to Clause 4, the Purchaser shall:

6.3.1                               subject to Clause 3, pay the Consideration by way of an electronic transfer for same day delivery to the Sellers’ Solicitors Bank Account for the account of the Sellers (the Sellers’ Solicitors being irrevocably authorised to receive the same on behalf of the Sellers) and payment to them will be a good and sufficient discharge to the Purchaser and the Purchaser will not be further concerned as to the application of the moneys so paid;

6.3.2                               deliver to the Sellers the documents set out in (Purchaser’s Documents) of Schedule 3; and

6.3.3                               pay (or procure the payment) of the Bank Debt to the Bank Club in accordance with Clause 3.5.2.

7.                                    WARRANTIES

7.1                              Sellers

Subject to the provisions of Clause 7.3:

7.1.1                               each Seller (other than Appleby) severally warrants on its own account (and in relation only to its own Shares and actions) to the Purchaser in the terms set out in Schedule 4 (The Seller Warranties) that each of the Seller Warranties is true, accurate and complete at the Signing Date and shall continue to be so at Completion;

7.1.2                               Appleby warrants to the Purchaser that each of the Appleby Warranties is true, accurate and complete at the Signing Date and shall continue to be so at Completion;

7.1.3                               subject to the provisions of Clause 7.4, each of the Management severally warrants on his own account to the Purchaser in the terms set out in Schedule 5 (The Management Warranties) that each of the Management Warranties is true and accurate at the Signing Date and shall continue to be so at Completion; and

7.1.4                               each Warranty is to be construed independently and is not limited or restricted by any other Warranty or any other term of this Agreement except as expressly specified in the Agreement, including Clause 7.3 and (in respect of the Management Warranties only) Clause 7.4.

For the avoidance of doubt the Purchaser shall be entitled to pursue for breach of the Warranties contained in Clauses 7.1.1 and 7.1.2 notwithstanding Completion but subject to the provisions of Clauses 7.3 and 7.4.

7.2                              Purchaser

The Purchaser warrants to the Sellers and the Management in the terms set out in Schedule 6 (The Purchaser’s Warranties) that each of the Purchaser’s Warranties is true and accurate at Completion.

7.3                              Limitation on Liability

The liability of the Sellers and the Management in respect of any claim under the Warranties and any other obligations of the Sellers and the Management under this Agreement or otherwise to the Purchaser shall be limited or excluded (as the case may be) as set out in Schedule 8 (Limitations on Liability).

7.4                              Disclosure

7.4.1                               The Management Warranties given on the Signing Date are qualified by all facts, matters and information Disclosed in the Disclosure Letter.

7.4.2                               The Management Warranties when given at Completion shall be qualified by all facts, matters and information Disclosed in the Supplemental Disclosure Letter.

7.4.3                               Prior to Completion, each of the Sellers and each of the Management undertake fully, fairly and clearly to disclose immediately in writing to the Purchaser anything which comes to the notice of any of them which:

(a)                                 is or may be an event, circumstance or change that constitutes a Material Adverse Effect;

(b)                                is or may be a breach of any Warranty if the Warranties were repeated on Completion by reference to the facts and circumstances then existing and on the basis that any reference to “Signing Date” or equivalent term within a Warranty will be construed as a reference to the time of repetition; and/or

(c)                                 is or may be a breach of any Interim Period Obligation,

and, in each case, in such a manner and with such accuracy and detail so as to enable a reasonable purchaser to make an informed assessment of the fact, matter or information concerned, its nature and effect.

7.5                              Undisclosed Material Adverse Effect

7.5.1                               At Completion, each of the Sellers and each of the Management undertake to have Disclosed in the Supplemental Disclosure Letter any event, circumstance or change that constitutes a Material Adverse Effect.

7.5.2                               Subject to Schedule 8 (Limitations on Liability), notwithstanding the fact that Completion has occurred (and provided that this Agreement has not been terminated in accordance with Clause 7.6 or otherwise), the Purchaser shall be entitled to make a claim for a breach of any of the Interim Period Obligations under Clauses 5.1 and 5.2, and/or under Clause 7.5.1, in each case in relation to any event, circumstance or change that at Completion then constituted a Material Adverse Effect and was within the actual knowledge of any of Sellers and/or any of the Management but not Disclosed in the Supplemental Disclosure Letter, which claim would be against the entity or person that breached and/or failed to make the disclosure of such event, circumstance or change (save that Clyde shall be jointly and severally liable for any breach and/or failure by any of the Management).

7.6                              Termination

The Purchaser may by notice in writing to the parties at any time prior to Completion elect to terminate this Agreement without liability on the part of the Purchaser:

7.6.1                               if any of the Conditions have not been fulfilled or waived and notification given in accordance with Clause 4.3 on or before 12 noon GMT on the Termination Date (subject to Clause 4.5); and/or

7.6.2                               subject to Clause 7.9, if:

(a)                                 save as Disclosed in the Disclosure Letter, there has been any breach by any of the Sellers or the Management of any provision of the Warranties given by them respectively at the Signing Date;

(b)                                there is or may be a breach of an Interim Period Obligation; and/or

(c)                                 there has been any matter Disclosed in the Supplemental Disclosure Letter or pursuant to Clause 7.4.3;

in each case which constitutes a Material Adverse Effect; and/or

7.6.3                               subject to Clause 7.9, if any event, circumstance or change arises prior to or at Completion that constitutes a Material Adverse Effect;

provided that if the Purchaser, having received notification under Clause 7.5.1 of information Disclosed in the Supplemental Disclosure Letter of any event, circumstances or change constituting a Material Adverse Effect, elects not to terminate this Agreement in circumstances in which it could have, on the basis of such Material Adverse Effect, terminated pursuant to this Clause 7.6, then subject to Clause 7.5.2 it shall be deemed to have waived any claim it might have pursuant to any breach of the Interim Period Obligations in relation to such event, circumstance or change constituting a Material Adverse Effect.

7.7                              Rights on Termination

If the Purchaser does elect to terminate this Agreement, each party’s further rights and obligations will cease immediately on termination, provided that if any of the Sellers or the Management wilfully and intentionally take any action in breach of Schedule 10 (Interim Period) which gives rise to a Material Adverse Effect that leads to termination of this Agreement, the Purchaser will be entitled to seek damages for its loss but subject to the provisions of paragraphs 1 to 3 of Schedule 8 (Limitations on Liability).

7.8                              Group Company

The Sellers and the Management waive and may not enforce any right which any of the Sellers and the Management may have against any Group Company, or any director or employee of any Group Company, on which or on whom any of them may have relied in agreeing to any term of this Agreement or any statement in the Disclosure Letter or the Supplemental Disclosure Letter.

7.9                              Right to Remedy

If any event, circumstance or change arises prior to Completion that constitutes a Material Adverse Effect but the Sellers believe, acting reasonably, that there is a substantial likelihood that such event, circumstance or change can be remedied so that it no longer constitutes a Material Adverse Effect, the Sellers shall have up to thirty days from the date the event, circumstance or change came to the notice of the Purchaser (the “Notice Date”) to remedy such event, circumstance or change (such period between the Notice Date and the date on which the event, circumstance or change is remedied being the “Additional Period”) so that it no longer constitutes a Material Adverse Effect to the satisfaction of the Purchaser (acting reasonably) (“Right to Remedy”) provided, however, that the Sellers shall only be able to exercise this Right to Remedy on one occasion prior to Completion.

8.                                    PURCHASER’S UNDERTAKINGS

8.1                              Access to books and records

From Completion, the Purchaser shall use its reasonable endeavours to provide that the Sellers and their professional advisers and agents shall, as soon as practicable and in any event within five Business Days of a written request being made by the Sellers and received by the Purchaser, be given reasonable access during any Business Day to Greg Fedders of SPX for the purpose of gaining access to such books and records of a Group Company or any successor entity which the Sellers or any other member of the Sellers’ Groups or any of their professional advisers or agents may reasonably require in connection with any report, return, statement, audit, filing or other requirement, in each case as required under any applicable law or regulation.

8.2                              Co-operation with Claims

8.2.1                               From Completion, the Purchaser undertakes to the Sellers that in the event of any claim whatsoever being made against the Sellers relating to the affairs of a Group Company prior to Completion, the Purchaser shall use its reasonable endeavours to provide (and shall use its reasonable endeavours to procure that each Group Company shall provide) to the Sellers all such information and assistance as the Sellers may reasonably require to deal with such claim at the cost of the Sellers.

8.2.2                               From Completion, the Sellers undertake to the Purchaser that in the event of any claim whatsoever being made against the Purchaser or any Group Company relating to the affairs of a Group Company prior to Completion, the Sellers shall use their reasonable endeavours to provide to the Purchaser all such information and assistance as the Purchaser may reasonably require to deal with such claim at the cost of the Purchaser.

8.3                              Employees

The Purchaser confirms to the Sellers that it is its current intention to: (a) provide salary and benefits to the Employees substantially similar in the aggregate to those currently provided to them; and (b) to continue the employment of the Employees for a period of 12 months from the Completion Date.

8.4                              Restrictive Covenants

8.4.1                               Clyde undertakes to the Purchaser and each Group Company that they will not (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly), without the prior written consent of the Purchaser (subject to Clause 8.4.5(b)):

(a)                                 for a period of three years immediately following Completion, solicit or entice away, or endeavour to solicit or entice away, from any Group Company, or employ, (i) any person employed by, any Group Company at Completion where the person in question either has Business Confidential Information or would be in a position to exploit a Group Company’s trade connections or (ii) any of the Management;

(b)                                without prejudice to any rights relating to passing off or trade mark infringement (or similar rights in any territory), for a period of three years immediately following Completion use in connection with any business which is competitive with the business of any Group Company at Completion any name (in whatever form) which is identical or, confusingly similar to that of any Group Company or any trading style or get up which is confusingly similar to that used by any Group Company as at Completion (provided that nothing shall prevent Clyde using the name “Clyde”) but provided that it is not confusingly similar to the names of any Group Company;

(c)                                 use the Database in any way to manufacture or arrange the manufacture of Pump Packages;

(d)                                represent that it is an original equipment manufacture (“OEM”) in respect of any of the Pump Packages;

(e)                                 for a period of three years immediately following Completion acquire (in whole or in part) any of the Restricted Entities whether by merger or otherwise; and

(f)                                   induce or attempt to induce any person, who is at Completion or has been at any time within the period of 12 months ending on Completion a supplier of goods or services to the business of any Group Company in connection with the manufacture of the Pump Packages to cease to supply, or to restrict or vary the terms of the supply, to such business;

8.4.2                               In consideration of the monies each is to receive as Beneficial Owners as a result of this Agreement, each of the Management severally undertakes to the Purchaser and each Group Company that he or she will not (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly), without the prior written consent of the Purchaser (and subject to Clauses 8.4.4 to 8.4.5):

(a)                                 for a period of three years immediately following Completion, canvass, solicit or approach, or cause to be canvassed, solicited or approached, any Relevant Customer for the sale or supply of Relevant Products or Services;

(b)                                for a period of three years immediately following Completion, deal or contract with any Relevant Customer in relation to the sale or supply of Relevant Products or Services;

(c)                                 for a period of three years immediately following Completion, interfere, or seek to interfere, with the continuance of supplies to any Group Company from any supplier who has been supplying goods or services to that Group Company at any time during the twelve months immediately preceding Completion if such interference causes or would cause that supplier to cease supplying, or materially reduce its supply of, those goods or services;

(d)                                for a period of three years immediately following Completion, solicit or entice away, or endeavour to solicit or entice away, from any Group Company, or employ; (i) any person employed by, or who is or was a consultant to, any Group Company at Completion or at any time during the period of twelve months immediately preceding Completion where the person in question either has Business Confidential Information or would be in a position to exploit a Group Company’s trade connections; or (ii) any of the Management;

(e)                                 without prejudice to any rights relating to passing off or trade mark infringement (or similar rights in any territory), for a period of three years immediately following Completion use in connection with any business which is competitive with the business of any Group Company any name (in whatever form) which is identical to that of any Group Company or any trading style or get up which is confusingly similar to that used by any Group Company as at Completion.

8.4.3                               In consideration of the monies each is to receive as Beneficial Owners as a result of this Agreement, each of the Restricted Persons severally undertakes to the Purchaser and each Group Company that he or she will not (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly), without the prior written consent of the Purchaser (and subject to Clauses 8.4.4 to 8.4.5):

(a)                                 for a period of two years immediately following Completion, canvass, solicit or approach, or cause to be canvassed, solicited or approached, any Relevant Customer for the sale or supply of Relevant Products or Services;

(b)                                for a period of two years immediately following Completion, deal or contract with any Relevant Customer in relation to the sale or supply of Relevant Products or Services;

(c)                                 for a period of two years immediately following Completion, interfere, or seek to interfere, with the continuance of supplies to any Group Company from any supplier who has been supplying goods or services to that Group Company at any time during the twelve months immediately preceding Completion if such interference causes or would cause that supplier to cease supplying, or materially reduce its supply of, those goods or services;

(d)                                for a period of two years immediately following Completion, solicit or entice away, or endeavour to solicit or entice away, from any Group Company, or employ; (i) any person employed by, or who is or was a consultant to, any Group Company at Completion or at any time during the period of twelve months immediately preceding Completion where the person in question either has Business Confidential Information or would be in a position to exploit a Group Company’s trade connections; or (ii) any of the Management;

(e)                                 without prejudice to any rights relating to passing off or trade mark infringement (or similar rights in any territory), for a period of two years immediately following Completion use in connection with any business which is competitive with the business of any Group Company any name (in whatever form) which is identical to that of any Group Company or any trading style or get up which is confusingly similar to that used by any Group Company as at Completion.

8.4.4                               The provisions of Clause 8.4.2 shall not apply to any member of the Management and the provisions of Clause 8.4.3 will not apply to any Restricted Person:

(a)                                 from the date on which they cease to be employed by any member of the Group if they are a Good Leaver; or

(b)                                for so long as they are employed by any member of the Group or the Purchaser or any Affiliate thereof.

8.4.5                               Nothing in this Clause 8 shall prevent a party from employing or hiring any of the employees of another party where any such person:

(a)                                 has responded to general recruitment advertising without any solicitation; or

(b)                                is approached when they are no longer employed by the Group and they are a Good Leaver.

8.5                              Each of the undertakings set out in Clause 8.4 is separate and severable and enforceable accordingly, and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings or remaining part of the undertakings will continue in full force and effect and will bind the parties giving the same.

8.6                              Reliance by the Purchaser

From Completion and subject to the terms of this Agreement (including, without limitation, the Warranties), the Purchaser undertakes to the Sellers and the Management (for itself and as agent and trustee for each other member of the Sellers’ Groups) that (in the absence of fraud) the Purchaser has no rights against and shall not make any claim against any employee, director, agent, officer or adviser of any member of the Sellers’ Groups or Management on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other agreement or document referred to herein.

8.7                              Section 338(g) Election

The Sellers shall not object to the Purchaser or the Group Companies making up to or after Completion an election under Code Section 338(g) (and any corresponding elections under any applicable state, local or foreign laws, to the extent available) with respect to the purchase and sale of the Shares.

Code means the United States Internal Revenue Code of 1986, as amended. Any reference to any specific provision of the Code or any regulations promulgated thereunder shall also refer to any successor provisions thereto.

8.8                              The Purchaser undertakes to the Sellers that they shall procure that there is continued to be provided to Textron Inc. quarterly reports in relation to asbestos claims concerning the Group Companies as required by section 6.1(h)(iii) of the purchase agreement dated 10 September 2008 between inter alia Textron Inc., Clyde Blowers Capital Fund II LP and others (the “Textron Agreement”).

9.                                    CHANGE OF NAME

9.1                              For the avoidance of doubt, the Sellers shall not object to the Purchaser using from and after the Completion Date the name “Clyde Union” as part of the names of any member of the Purchaser’s Group and in the business dealings of any member of the Purchaser’s Group and each of the Sellers acknowledge that none of them has any right to trade using or hold out that they still own or have rights to trade using the name “Clyde Union” from and after the Completion Date save that nothing in this Agreement shall prevent the Sellers from referring to their former ownership of the Group or parts thereof.

9.2                              Prior to Completion, the Sellers shall:

9.2.1                               cause the name of any Subsidiary having such name to be changed to a name which does not include the words “David Brown” or any similar words; and

9.2.2                               deliver to the Purchaser a certified copy of the resolution effecting such change of name as soon as such resolution has been passed.

9.3                              The Purchaser may state as a sub-text under the name of Clyde Union DB Limited wherever it is used that Clyde Union DB Limited is “formerly David Brown Engineering Limited”.  Only this wording shall be used and it may only be used for the Business Purposes. Any such sub-text shall be in a font smaller than the font of the name “Clyde Union DB Limited”.

For the purpose of this Clause 9.3 “Business Purposes” means for use in the ordinary course of the business of Clyde Union DB Limited as carried on immediately prior to the Completion Date.

10.                              PENSIONS

The provisions of Schedule 7 (The Pension Provisions) shall apply.

11.                              RELEASE OF LETTERS OF CREDIT

11.1                        If any obligations of any third party (including a member of the Bank Club) under any Letters of Credit or Foreign Exchange Contracts are not terminated or released as at Completion the Purchaser shall either:

11.1.1                         pay or procure to be paid all indebtedness or other obligations covered by such Letter of Credit in a manner which results in such third party (including a member of the Bank Club), as applicable, being released from their whole obligations under or pursuant to such Letter of Credit; or

11.1.2                         obtain and deliver to the Sellers and the Bank Club (if relevant) at Completion a letter of credit issued by a financial institution (approved by the third party (including any member of the Bank Club) acting reasonably) in favour of the third party (including any member of the Bank Club) with respect to the obligations of the Group under or in respect of each such Letter of Credit or Foreign Exchange Contract;

and the Sellers shall provide such assistance as the Purchaser may reasonably require to enable the Purchaser to perform its obligations under Clauses 11.1.1 and 11.1.2 above provided that the Purchaser shall meet the Sellers’ reasonable external costs in relation to such assistance up to a maximum of £20,000 (excluding VAT) without the approval of the Purchaser and such higher amount with the Purchaser’s approval.

12.                              CONFIDENTIALITY

12.1                        The parties shall for a period of five years after the Signing Date preserve the confidentiality of the Confidential Information and except to the extent otherwise expressly permitted by this Agreement, not directly or indirectly reveal, report, publish, disclose, transfer or use such Confidential Information for its own or any other purpose and if for any reason Completion shall not take place in accordance with this Agreement, all documents supplied containing such Confidential Information will be returned to the Sellers, no copies will be retained by the Purchaser and the Purchaser will, subject to Clause 12.2, continue to treat all such information as strictly private and confidential.

12.2                        Notwithstanding any other provision in this Agreement, any party may after prior consultation with the other parties whenever practicable, disclose Confidential Information if and to the extent:

12.2.1                         required by law; or

12.2.2                         required by any securities exchange on which any party’s securities are listed or traded; or

12.2.3                         required by any regulatory or governmental or other authority with relevant powers to which any party is subject or submits (whether or not the authority has the force of law); or

12.2.4                         required to enable that party to enforce its rights under this Agreement by judicial process; or

12.2.5                         required by its professional advisers, officers, employees, consultants, sub-contractors or agents to provide their services (and subject always to similar duties of confidentiality); or

12.2.6                         that information is in or has come into the public domain through no fault of that party; or

12.2.7                         the other parties have given prior written consent to the disclosure; or

12.2.8                         it is necessary to obtain any relevant tax clearances from any appropriate tax authority.

13.                              ANNOUNCEMENTS

The Sellers and the Purchaser authorise the issue of such press releases and other announcements and communications as the issuing party deems necessary to fulfil legal, governmental, regulatory or other authority or any securities exchange on which its securities are listed or traded requirements or to provide its investors or other stakeholders with an appropriate level of information.  Each of the Sellers and the Purchaser agree to make reasonable efforts to notify the other parties sufficiently in advance of any public communication to permit the other parties to comment on such disclosure.  To the extent that any information is contained in an announcement or communication agreed pursuant to this Clause 13, the Parties (and any of their advisers) shall be entitled to use it in future communications without any further agreement being required.

14.                              FURTHER ASSURANCE

Without prejudice to any restriction or limitation on the extent of any party’s obligations under this Agreement, each party shall from time to time, upon the request and at the expense of the another party, use all reasonable endeavours to execute or procure the execution of any additional documents or do or procure any other acts or things which may be required to give full effect to this Agreement in a form reasonably satisfactory to the parties concerned.

15.                              TIME OF THE ESSENCE

Time is of the essence both as regards any time, date or period specified in this Agreement and as regards any time, date or period which may be substituted for them in accordance with this Agreement or by agreement in writing between the Sellers and the Purchaser.

16.                              NOTICES

16.1                        Any notice or other communication to be given in connection with this Agreement (“notice”) shall be in writing.  The Sellers hereby appoint Clyde as their representative who may authorise the making of any consent, approval or request expressed to be made on behalf of the Sellers to the Purchaser pursuant to the terms of this Agreement and such Sellers’ representative can be changed from time to time provided such change is notified to the Purchaser in writing prior to the change taking effect.  Any notice served on Clyde will be treated as validly given to all of the Sellers.

16.2                        The Management hereby appoints Allan Dowie as its representative who may authorise the making of any consent, approval or request expressed to be made on behalf of the Management to the Purchaser pursuant to the terms of this Agreement and such Management representative can be changed from time to time provided such change is notified to the Purchaser in writing prior to the change taking effect.  Any notice served on Allan Dowie will be treated as validly given to all of the Management.

16.3                        A notice shall either be sent by fax or first class recorded post.

16.4                        A notice marked for the attention of the relevant Person shall be sent to the address or the fax number set out below or to such other address or fax number as may previously have been communicated to the other party in accordance with this Clause 16.4 and Clause 16.7.

Party and Address	For the attention of	Fax Number
Clyde Blowers Capital S.à r.l	Samia Rabia	+(352) 24 87 37 41
37, rue d’ Anvers
L-1130 Luxembourg
With a copy to
Shauna Powell
1 Redwood Crescent
East Kilbride
G74 5PA
and a copy to:
Graeme Bruce
Dundas & Wilson CS LLP
191 West George Street
Glasgow
G2 2LD

SCF-VI Offshore LP	Anthony F. DeLuca	+(713) 227 7850
Maples Corporate Services Limited
PO Box 309	With a copy to
Ugland House	Peter Stuart
Grand Cayman	15 Rubislaw Terrace
KY1-1104	Aberdeen
Cayman Islands	AB10 1XE

Thomas Burley	With a copy to
9 Deaconsgrange Road	Shauna Powell
Thornliebank	1 Redwood Crescent
Glasgow	East Kilbride
G46 7UL	G74 5PA

Allan Dowie	With a copy to
7 Arkaig Place	Shauna Powell
Newton Mearns	1 Redwood Crescent

Glasgow	East Kilbride
G74 5PA

Stephen Gilbey	With a copy to
Laurel House	Shauna Powell
Cornsland	1 Redwood Crescent
Brentwood	East Kilbride
Essex	G74 5PA
CM14 4JN

Crawford Gorrie	With a copy to
7 Glebe Road	Shauna Powell
Newton Mearns	1 Redwood Crescent
Glasgow	East Kilbride
G77 6DU	G74 5PA

Chadwick Tuttle	With a copy to
1007 Rabbit Ear Pass	Shauna Powell
Victor	1 Redwood Crescent
NY 14564	East Kilbride
USA	East Kilbride

Appleby Nominees (Jersey) Limited	Patrick Jones	01543 837729
PO Box 207
13-14 Esplanade
St Helier
Jersey
JE1 1BD

SPX Corporation	General Counsel	+1 704 752 7412
13515 Ballantyne Corporate Place
Charlotte
North Carolina 28277
United States

16.5                        A notice sent according to Clause 16.4 shall be deemed to have been served:

16.5.1                         if delivered personally at the address referred to in Clause 16.4, at the time of delivery;

16.5.2                         if sent by first class recorded post to the address referred to in Clause 16.4, at the expiration of two clear days after the time of posting in the case of inland post, and five clear days after the time of posting in the case of international post; or

16.5.3                         if sent by fax to the number referred to in Clause 16.4, at the time of completion of transmission by the sender.

If, under the preceding provisions of this Clause 16.5, a notice would otherwise be deemed to have been delivered in the place of receipt outside normal business hours (being 9.00 a.m. to 5.00 p.m. in the time zone of the territory of the recipient), it shall be deemed to have been received at 9:00am on the next opening of such business hours in the territory of the recipient.

16.6                        In proving receipt of the notice, it shall be sufficient to show:

16.6.1                         that personal delivery was made;

16.6.2                         that the envelope containing the notice was properly addressed and posted as a first class pre-paid recorded letter; or

16.6.3                         that the fax was despatched and a confirmatory transmission report received.

16.7                        A party shall notify the other parties to this Agreement of a change to its name, address, fax number or the relevant Person to whom notices should be sent for the purposes of Clause 16.4, provided that such notification shall only be effective:

16.7.1                         on the date specified in the notification as the date on which the change is to take place; or

16.7.2                         if no date is specified (or if the date specified is less than five clear Business Days after the date on which notice is deemed to have been served), five clear Business Days after notice of any such change is deemed to have been given.

16.8                        For the avoidance of doubt, the parties agree that the provisions of this Clause 16 shall not apply in relation to the service of any claim form, application notice, order, judgment or other document relating to or in connection with any proceeding, suit or action arising out of or in connection with this Agreement.

17.                              ASSIGNMENT

17.1                        Subject to Clauses 17.2, 2.1.2 and 2.2 no party may:

17.1.1                         assign any of its rights under this Agreement; or

17.1.2                         transfer any of its obligations under this Agreement; or

17.1.3                         sub-contract or delegate any of its obligations under this Agreement; or

17.1.4                         charge any of its rights or obligations under this Agreement.

17.2                        except with the prior consent in writing of the other parties, or as set out below, any purported assignment, transfer, sub-contracting, delegation or charging in contravention of this Clause 17 shall be ineffective but the Purchaser may:

17.2.1                         subject to Clause 17.3, assign (in whole or in part) the benefit of this Agreement to any other member of the Purchaser’s Group provided that (a) the burden is also so assigned (or novated) in the agreed form and the Purchaser guarantees to the Sellers the assignee’s obligations in the agreed form and (b) if such assignee ceases to be a member of the Purchaser’s Group, the Purchaser will procure that all the benefits and burdens relating to this Agreement that have been assigned to such assignee are re-assigned to the Purchaser immediately before such cessation; and/or

17.2.2                         assign (in whole or in part) the benefit of this Agreement to any bank or financial institution by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part) by the Purchaser of the acquisition of the Shares;

Provided that nothing in this Clause 17 shall increase the liability of any of the Sellers or the Management under this Agreement following such assignation.

17.3                        The Sellers and the Management agree to execute or procure the execution of any agreed form assignment (or novation) of the burden in relation to the assignment of the Purchaser to any other member of the Purchaser’s Group in accordance with Clause 17.2.1 subject to the provision of a guarantee by the Purchaser, in the agreed form, of the obligations of the assignee.

18.                              COSTS

The parties shall each pay their own costs, charges and expenses in relation to the negotiation, preparation, execution, implementation and performance of this Agreement and each document referred to in it and other agreements forming part of the transaction, except that this Clause shall not prejudice the right of any party to seek to recover its costs in any litigation or dispute resolution procedure which may arise out of this Agreement.  No Group Company will bear any part of the Sellers’ or the Management’s costs, charges and expenses.

19.                              ENTIRE AGREEMENT

19.1                        This Agreement and the documents referred to or incorporated in it constitute the entire agreement between the parties relating to the subject matter of this Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Agreement.

19.2                        Each of the parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any Person (whether a party to this Agreement or not) other than as expressly incorporated in this Agreement.

19.3                       Without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind this Agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any Person (whether party to this Agreement or not) and upon which it has relied in entering into this Agreement.

19.4                        Except in the event of fraud, the Purchaser shall have no right to rescind this Agreement in respect of any breach of Warranty or of any other provisions of this Agreement and its sole remedy in respect of such breach shall be damages for breach of contract under English law.

19.5                        Nothing contained in this Agreement or in any other document referred to or incorporated in it shall be read or construed as excluding any liability or remedy as a result of fraud.

19.6                        Unless otherwise provided, any outstanding obligation contained in this Agreement will remain in force notwithstanding Completion.

20.                              VARIATION

Any variation of this Agreement or of any of the documents referred to in it is valid only if it is in writing and signed by or on behalf of each party.

21.                              SURVIVAL OF PROVISIONS

Notwithstanding Completion, the provisions of this Agreement (and in particular, the Warranties) shall, to the extent that they remain to be performed or are capable of subsisting, remain in full force and effect and shall be binding on, and enforceable by, the parties or their respective successors or assigns.

22.                              INVALIDITY

22.1                        If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

22.2                        If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, or the period of the obligation reduced in time, or the range of activities or area covered, reduced in scope, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

23.                              WAIVERS

23.1                        A waiver of any right, power, privilege or remedy provided by this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. For the avoidance of doubt, any omission to exercise, or delay in exercising, any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of that or any other right, power, privilege or remedy.

23.2                        A waiver of any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of any other breach or default by the other party and shall not constitute a continuing waiver of the right, power, privilege or remedy waived or a waiver of any other right, power, privilege or remedy.

23.3                        Any single or partial exercise of any right, power, privilege or remedy arising under this Agreement shall not preclude or impair any other or further exercise of that or any other right, power, privilege or remedy.

24.                              NO SET OFF

Except as expressly provided in this Agreement, the Purchaser shall have no rights of set off whatsoever in respect of any sums or otherwise due to the Sellers, whether on Completion or at any time thereafter and the Purchaser and the Sellers shall pay all sums due to the Sellers or the Purchaser, respectively pursuant to this Agreement in full free from any deduction or withholding whatsoever except as may be required by law but excluding any withholding arrangements in relation to the payments to the Beneficial Owners.

25.                              COUNTERPARTS

This Agreement may be entered into in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed and delivered at least one counterpart.  Each counterpart, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute one and the same instrument.

26.                              GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with English law.  The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement in respect of any claim (including any non-contractual claim) brought against the Sellers and shall have non-exclusive jurisdiction in respect of any claim (including any non-contractual claim) brought by the Sellers.

27.                              RIGHTS OF THIRD PARTIES

A Person who is not a party to this Agreement is not entitled to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 except where this Agreement expressly provides that such a Person is entitled to enforce any of its terms under that Act.

28.                              SERVICE OF PROCESS

Any legal action arising out of or in connection with this Agreement may be commenced against any party by proceedings being served on that party by being delivered to in accordance with Clause 16 (Notices).  Nothing in this Schedule affects the right to serve process in any manner permitted by law.

29.                              EXECUTION

This Agreement is executed as a deed by the parties and is delivered and takes effect on the date at the beginning of this Agreement.

SCHEDULES

Schedules will be provided to the Securities and Exchange Commission upon request

Executed as a Deed for and on behalf of SCF-VI OFFSHORE L.P. by SCF-VI OFFSHORE G.P. L.P. in its capacity as general partner of SCF-VI OFFSHORE L.P.

Signature:	/s/ Peter Stuart

Full Name: Peter Stuart

in the presence of:

Signature:	/s/ Graeme M. Bruce

Full Name: Graeme M. Bruce

Address:	191 West George Street Glasgow

Executed as a Deed by CLYDE BLOWERS CAPITAL S.A.R.L. acting by

Signature:	/s/ James McColl

Full Name: James McColl

in the presence of:

Signature:	/s/ Graeme M. Bruce

Full Name: Graeme M. Bruce

Address:	191 West George Street
Glasgow

Executed as a Deed by SPX CORPORATION acting by its Attorney Stephen Tsoris by Power of Attorney dated 22 August 2011.

Signature:	/s/ Stephen Tsoris

Full Name: Stephen Tsoris

in the presence of:

Signature:	/s/ Graeme M. Bruce

Full Name: Graeme M. Bruce

Address:	191 West George Street
Glasgow

Executed as a Deed by SHAKIL AHMED

Signature:	/s/ Shauna M. Powell

Full Name: Shauna M. Powell

in the presence of:

Signature:	/s/ Graeme M. Bruce

Full Name: Graeme M. Bruce

Address:	191 West George Street
Glasgow

Executed as a Deed by FRANCIS BARRETT

Signature:	/s/ Francis Barrett

Full Name: Francis Barrett

in the presence of:

Signature:	/s/ Graeme M. Bruce

Full Name: Graeme M. Bruce

Address:	191 West George Street
Glasgow

Executed as a Deed by APPLEBY NOMINEES (JERSEY) LIMITED acting by

Signature:	/s/ Patrick Jones

Full Name: Patrick Jones

in the presence of:

Signature:	/s/ Jason Dillon

Full Name: Jason Dillon

Address:	Chateau Du Port
St. Peter Jersey

Signature:	/s/ Brendon Dowling

Full Name: Brendon Dowling

in the presence of:

Signature:	/s/ Jason Dillon

Full Name: Jason Dillon

Address:	Chateau Du Port
St. Peter Jersey

Executed as a Deed by THOMAS BURLEY

Signature:	/s/ Thomas Burley

Full Name: Thomas Burley

in the presence of:

Signature:	/s/ Graeme M. Bruce

Full Name: Graeme M. Bruce

Address:	191 West George Street
Glasgow

Executed as a Deed by ALLAN DOWIE

Signature:	/s/ Allan Dowie

Full Name: Allan Dowie

in the presence of:

Signature:	/s/ Graeme M. Bruce

Full Name: Graeme M. Bruce

Address:	191 West George Street
Glasgow

Executed as a Deed by SHAUNA POWELL as Attorney for ZILLAH DOYLE under Power of Attorney dated

Signature:	/s/ Shauna M. Powell

Full Name: Shauna M. Powell

in the presence of:

Signature:	/s/ Graeme M. Bruce

Full Name: Graeme M. Bruce

Address:	191 West George Street
Glasgow

Executed as a Deed by SHAUNA POWELL as Attorney for JOHN FLEMING under Power of Attorney dated

Signature:	/s/ Shauna M. Powell

Full Name: Shauna M. Powell

in the presence of:

Signature:	/s/ Graeme M. Bruce

Full Name: Graeme M. Bruce

Address:	191 West George Street
Glasgow

Executed as a Deed by SHAUNA POWELL as Attorney for MICHEL FOUCHE under Power of Attorney dated

Signature:	/s/ Shauna M. Powell

Full Name: Shauna M. Powell

in the presence of:

Signature:	/s/ Graeme M. Bruce

Full Name: Graeme M. Bruce

Address:	191 West George Street
Glasgow

Executed as a Deed by SHAUNA POWELL as Attorney for STEPHEN GILBEY under Power of Attorney dated

Signature:	/s/ Shauna M. Powell

Full Name: Shauna M. Powell

in the presence of:

Signature:	/s/ Graeme M. Bruce

Full Name: Graeme M. Bruce

Address:	191 West George Street
Glasgow

Executed as a Deed by CRAWFORD GORRIE

Signature:	/s/ Crawford Gorrie

Full Name: Crawford Gorrie

in the presence of:

Signature:	/s/ Graeme M. Bruce

Full Name: Graeme M. Bruce

Address:	191 West George Street
Glasgow

Executed as a Deed by SHAUNA POWELL as Attorney for MARK HANNIGAN under Power of Attorney dated

Signature:	/s/ Shauna M. Powell

Full Name: Shauna M. Powell

in the presence of:

Signature:	/s/ Graeme M. Bruce

Full Name: Graeme M. Bruce

Address:	191 West George Street
Glasgow

Executed as a Deed by SHAUNA POWELL as Attorney for DANIEL HOLSTEGGE under Power of Attorney dated

Signature:	/s/ Shauna M. Powell

Full Name: Shauna M. Powell

in the presence of:

Signature:	/s/ Graeme M. Bruce

Full Name: Graeme M. Bruce

Address:	191 West George Street
Glasgow

Executed as a Deed by SHAUNA POWELL as Attorney for JOHN IAN MORRISON under Power of Attorney dated

Signature:	/s/ Shauna M. Powell

Full Name: Shauna M. Powell

in the presence of:

Signature:	/s/ Graeme M. Bruce

Full Name: Graeme M. Bruce

Address:	191 West George Street
Glasgow

Executed as a Deed by SHAUNA POWELL as Attorney for GRAHAM ROBERTSON under Power of Attorney dated

Signature:	/s/ Shauna M. Powell

Full Name: Shauna M. Powell

in the presence of:

Signature:	/s/ Graeme M. Bruce

Full Name: Graeme M. Bruce

Address:	191 West George Street
Glasgow

Executed as a Deed by SHAUNA POWELL as Attorney for BRIAN SCORER under Power of Attorney dated

Signature:	/s/ Shauna M. Powell

Full Name: Shauna M. Powell

in the presence of:

Signature:	/s/ Graeme M. Bruce

Full Name: Graeme M. Bruce

Address:	191 West George Street
Glasgow

Executed as a Deed by SHAUNA POWELL as Attorney for CHADWICK TUTTLE under Power of Attorney dated

Signature:	/s/ Shauna M. Powell

Full Name: Shauna M. Powell

in the presence of:

Signature:	/s/ Graeme M. Bruce

Full Name: Graeme M. Bruce

Address:	191 West George Street
Glasgow